Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated March 20, 2008, relating to the consolidated balance sheet of Voyant International Corporation as of December 31, 2007 and the related consolidated statements of operation, shareholders' deficit and cash flows for the year then ended, which appears in Voyant International Corporation's Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 4, 2008.

/s/ KABANI & COMPANY, INC.

Certified Public Accountants

Los Angeles, CA

January 22, 2009